Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aldeyra Therapeutics, Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2014, except for the effect of the reverse stock split as described in Note 2, as to which the date is May 1, 2014, relating to the financial statements of Aldeyra Therapeutics, Inc. for the year ended December 31, 2013 appearing in the Company’s Registration Statement on Form S-1 (File No. 333-193204), as amended, filed on May 1, 2014.

/s/ BDO USA, LLP

Boston, Massachusetts

June 11, 2014